RYAN'S FAMILY STEAK HOUSES, INC.
                  AUGUST SALES INFORMATION

                      -----------------

Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 4-week period  ended
September  2,  1998 ("August") increased by  1.2%.   Details
follow:

                                      August 1998
                                      (Unaudited)

  Total sales                       $50,200,000
  Increase from prior year                  +5%

  Average unit sales:
  Same-store (open at least 18 mos.)      +1.2%
  All-store (all Ryan's units)            +0.8%


Management noted that August's results were unfavorably impacted by this year's placement of Labor Day in relation to the Company's reporting periods. Labor Day is traditionally an excellent sales production day. In 1997, this holiday fell in the August reporting period, while sales results for Labor Day 1998 will be included in the September reporting period. If the last week of August (the "mismatch" week) was eliminated from the calculation, same-store sales would have increased by 2.4% for the resulting three-week period.

At  September  2, 1998, the Company owned and  operated  277
Ryan's.

The Company's next accounting period consists of 4 weeks, ending on September 30, 1998.